Exhibit 99.3

                   1st Quarter 2003 EARNINGS CONFERENCE CALL
                  Remarks of Michael S. Geltzeiler, SVP and CFO
                                October 25, 2002

Thanks, Tom.

I will briefly review details of our cash flow performance, restructuring initiatives, and other financial matters.

As expected, we reported a net use of cash in the first quarter of fiscal 2003. This is typical for our business, as the first quarter is a period of seasonally low business volumes, while we incur cash outlays for annual incentive payouts and the build-up of working capital at QSP and Books Are Fun for their fall campaigns.

Free cash flow, which we define as cash flow before acquisitions, share repurchases and dividends, was a net use of $85 million for the quarter, $9 million favorable to the first Quarter Fiscal 2002. The company continues on the favorable trend towards better working capital management that began in the first quarter of last year. For reference, free cash flow for Q1 2001 was a use of $129 million.

Consolidated cash flow from changes in working capital were about $3 million below this Quarter last year. However, this year's results included: (1) management incentive payouts, whereas bonuses were not paid in fiscal 2002; (2) the successful settlement of a long standing lawsuit with a former fulfillment supplier, (3) restructuring related outlays, and (4) a larger than normal build-up of inventory at BAF in anticipation of the west coast dock workers strike. Excluding these items, cash flow from working capital improved considerably.

EBITDA for the quarter was $18 million, up $7 million over last year. Depreciation and amortization totaled $16 million and capital expenditures were about $4 million. Depreciation and amortization grew $8 million over last year attributed mostly to the amortization of intangibles related to the Reiman acquisition.


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Total debt increased by $39 million to $990 million as of September 30th. At quarter's end, we had used only $47 million of our $192.5 million revolver. Looking ahead, the second quarter is our strongest period for operating and cash flow performance. For the quarter, we will generate enough cash flow from operations to repurchase the $100 million of Class B shares related to the recapitalization plan and reduce the level of outstanding debt.

The company continues to benefit from a low interest rate environment. For the quarter, net interest expense was $11 million and the weighted average interest rate on our borrowings was 4.3%.

The impact of our various restructuring activities is evident in our first quarter results. Operating expenses, excluding the addition of Reiman and the impact of foreign exchange, were 9% lower than 1st quarter last year. Lower headcount and decisions to exit unprofitable business lines at US BHE, some special interest magazines, and our Gifts.com unit improved first quarter profitability and will provide additional benefits throughout the year. Cash expenses in the first quarter for previously announced restructuring actions was $6 million.

Finally, let me explain the accounting change we announced on Monday. Many of Reiman's book programs offer a 30 day preview period. They always have done this. Reiman has historically accounted for these promotions by recording sales when the books are shipped, and reserving for returns and bad debts. This was acceptable because they were a private company and quarterly reporting was not required. For Reader's Digest they are! This is our first full quarter reporting Reiman's results and we decided to adopt, now, the more conservative revenue recognition practice to avoid any future issues. Revenue on these promotions will be recognized after the 30 day preview period has expired, which in this instance is second quarter. As we stated in Monday's release, this change has no full year impact and little quarterly impact outside the first and second quarters.

Tom and I will now answer any questions.